Exhibit 99

Retractable Technologies, Inc.’s Unit Sales Jumped in the Third Quarter of 2012

LITTLE ELM, Texas, November 15, 2012—Retractable Technologies, Inc. (NYSE MKT: RVP) reported an overall unit sales increase of 54.7% for the third quarter of 2012, compared to the third quarter of 2011.

Comparison of Three Months Ended September 30, 2012 and September 30, 2011

Domestic sales accounted for 75.8% and 96.2% of the revenues for the three months ended September 30, 2012 and 2011, respectively.  Domestic revenues decreased 10.0% principally due to lower average selling prices mitigated by higher sales volumes.  Domestic unit sales increased 5.9%.  Domestic unit sales were 64.8% of total unit sales for the three months ended September 30, 2012.  International revenues increased from $314 thousand in 2011 to $2.3 million in 2012, primarily due to increased sales volume.  As mentioned above, overall unit sales increased 54.7%.

Gross profit decreased 1.1% primarily due to lower average sales prices mitigated by lower average unit cost of manufacture.  The cost of manufactured product increased by 26.4% due to higher volume mitigated by lower unit cost.  Gross profit as a percentage of net sales was 35.5% in the three months ended September 30, 2012 as compared to 41.0% in 2011 due to lower average selling prices.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense increased 14.9% due to higher gross sales.

Operating expenses increased 4.4%.  The decrease in General and administrative expense was due primarily to lower legal costs.  The increase of $97 thousand in Sales and marketing expense was due to the addition of sales personnel and sales bonuses.  The increase was mitigated by lower fees and consulting costs.  Research and development costs increased $75 thousand due principally to increased labor costs and testing costs.

Our operating loss was $211 thousand compared to an operating loss for the same period last year of $26 thousand due primarily to slightly lower gross profit and marginally higher operating expenses.

In the three months ended September 30, 2011, Litigation settlements, net reflects cash proceeds of $2.0 million from Hospira less royalty expense of $100 thousand.

Our effective tax rate on the net income (loss) before income taxes was (1.4)% and (0.1)% for the three months ended September 30, 2012 and September 30, 2011, respectively.

Comparison of Nine Months Ended September 30, 2012 and September 30, 2011

Domestic sales accounted for 77.9% and 81.3% of the revenues for the nine months ended September 30, 2012 and 2011, respectively.  Domestic revenues decreased 5.6% principally due to lower sales volumes and lower average sales prices.  Domestic unit sales decreased 4.2%.  Domestic unit sales were 65.4% of total unit sales for the nine months ended September 30, 2012.  International revenues increased from $4.9 million in 2011 to $5.7 million in 2012 primarily due to increased sales volumes.  Overall unit sales increased 4.0%.

Gross profit decreased 3.0% primarily due to lower average sales prices.  The average cost of manufactured product sold per unit decreased by 4.3%.  Gross profit as a percentage of net sales was 37.2% in the nine months ended September 30, 2012 as compared to 37.8% in 2011 due to lower average sales price mitigated by higher sales volumes.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense decreased 2.0% due to lower gross sales.

Operating expenses decreased 0.2%.  General and administrative expense decreased $531 thousand due principally to a lower accrual for bad debt expense, lower legal costs, larger donations, and higher consulting fees.  The increase of $452 thousand in Sales and marketing expense was due to the addition of sales personnel and sales bonuses. Travel and entertainment costs also increased.  Research and development costs increased 11.5% due principally to increased labor costs and testing costs.

Our operating loss was $1.4 million compared to an operating loss for the same period last year of $1.1 million due primarily to lower average sales prices.

For the nine months ended September 30, 2011, Litigation settlements, net reflects cash proceeds of $6.0 million from Hospira less royalty expense of $300,000.

Our effective tax rate on the net income (loss) before income taxes was (1.7)% and 1.1% for the nine months ended September 30, 2012 and September 30, 2011, respectively.

Discussion of Balance Sheet and Statement of Cash Flow Items

Our balance sheet remains strong with cash making up 51.8% of total assets.  Working capital was $30.0 million at September 30, 2012, an increase of $188 thousand from December 31, 2011.

Finished goods inventory decreased 28.8% since December 31, 2011 because of increasing unit sales.

Approximately $1.2 million in cash flow in the nine months ended September 30, 2012 was used by operating activities.  Our cash balance decreased primarily due to our net loss (exclusive of noncash charges) and an increase in certain working capital items.

We purchased 38,315 shares of our Common Stock pursuant to our Common Stock repurchase plan as of September 30, 2012.  The average share price since the plan’s start date on August 1, 2012 was $1.16.

Our preferred stock dividend requirements were reduced $337 thousand and $112 thousand for the nine months and three months ended September 30, 2012, respectively, as a result of the 2011 Exchange Offer in the fourth quarter of 2011.

Further details concerning the results of operations as well as other matters are available in the Company’s Form 10-Q filed on November 14, 2012 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; the applicability of a new medical device excise tax to our products; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer